Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION

OF

TWIN DISC, INCORPORATED

These Articles of Amendment to the Restated Articles of Incorporation of Twin Disc, Incorporated, a corporation organized under Chapter 180 of the Wisconsin Statutes (the "Company"), are executed by the undersigned for the purpose of amending the Company's Articles of Incorporation.

1.       The name of the Company is Twin Disc, Incorporated.

2.        The following amendment to the Company's Restated Articles of Incorporation was adopted on October 29, 2020 in accordance with section 180.1003, Wis. Stats.:

Article V of the Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

The Board of Directors of this Corporation shall consist of such number of Directors as shall be fixed from time to time solely by resolution of the Board of Directors, acting by the vote of not less than a majority of the Directors then in office. No decrease in the number of authorized Directors constituting the entire Board of Directors shall shorten the term of any incumbent Director. Members of the Board of Directors shall have such qualifications and shall be elected in such manner, including division into classes for election, as may from time to time be provided by the By-Laws of this Corporation.

Dated as of the 29th day of October, 2020

Twin Disc, Incorporated

	By:	/s/ Jeffrey S. Knutson
Jeffrey S. Knutson,
Vice President - Finance, Chief Financial
Officer, Treasurer and Secretary

This document was drafted by and

Upon filing should be returned to:

Chad Azzaline

von Briesen & Roper, s.c.

411 East Wisconsin Avenue

Suite 1000

Milwaukee, WI 53202

Telephone: (414) 287-1244